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                                                                     Exhibit 8.1


                               February 28, 2001



XM Satellite Radio Holdings, Inc.
1250 23rd Street, N.W.
Suite 57
Washington, D.C. 20037

Ladies and Gentlemen:

          This firm has acted as special counsel to XM Satellite Radio Holdings, Inc., a Delaware corporation (the "Company"), in connection with the proposed offering of up to $143,750,000 in aggregate principal amount of 7.75% Convertible Subordinated Notes due 2006 (the "Notes"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of
Item 601(b)(8) of Regulation S-K, 17 C.F.R. (S)229.601(b)(8), in connection with the proposed offering. Capitalized terms used in this letter and not otherwise defined herein shall have the meaning set forth in the prospectus supplement relating to the proposed offering ("Prospectus Supplement").

          This opinion letter is based as to matters of law solely on the Internal Revenue Code of 1986, as amended, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof (collectively, "federal tax laws"). These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue merely represents counsel's best judgment with respect to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

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XM Satellite Radio Holdings, Inc.
February 28, 2001
Page 2

          In rendering the following opinion, we have examined: (i) the Prospectus Supplement; (ii) the form of the Notes; and (iii) a form of the Indenture.

          In our review, we have assumed that all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, the conformity to authentic original documents of all documents submitted to us as copies (including telecopies), and that the Indenture and the Notes will be executed and issued in the form provided to us for review. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the Prospectus Supplement. We have consequently relied upon representations and information presented in such documents.

          Based upon, subject to and limited by the foregoing and subject to the qualifications, limitations and exceptions contained in the Prospectus Supplement, we are of the opinion that the discussion in the Prospectus Supplement under the caption "Certain United States Federal Income Tax Consequences," to the extent that it purports to describe provisions of the federal tax laws, is correct in all material respects.

          We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the proposed offering of the Notes pursuant to the Prospectus Supplement and should not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.
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XM Satellite Radio Holdings, Inc.
February 28, 2001
Page 3


          We hereby consent to the filing of this opinion as an exhibit to a current report on Form 8-K being filed on or about the date hereof, which contains as exhibits various documents relating to the proposed offering, including the forms of Indenture and Notes. In giving such consent, we do not admit that we are in the category of person whose consent is required under the Securities Act of 1933, as amended.

                                    Very truly yours,

                                    /s/ HOGAN & HARTSON L.L.P.

                                    HOGAN & HARTSON L.L.P.